Exhibit 10.23

ASSIGNMENT AGREEMENT [MSN 24903]

dated as of March ___, 2011

between

FIRST GREENWICH KAHALA, LTD.,
as Assignor

and

GREENWICH KAHALA AVIATION LTD.,
as Assignee

ASSIGNMENT AGREEMENT [MSN 24903]

THIS ASSIGNMENT AGREEMENT [MSN 24903] dated as of March ___, 2011 (as supplemented and amended from time to time in accordance with the terms hereof, this “Assignment”), between FIRST GREENWICH KAHALA, LTD., a Cayman company (the “Assignor”), and GREENWICH KAHALA AVIATION LTD., a Bermuda company (the “Assignee”).

WHEREAS, the Assignor has entered into the Management Agreement (as hereinafter defined) with the Company (as hereinafter defined) pursuant to which, among other things, the Assignor has agreed to provide certain management services and receive certain payments from the Company with respect to the Aircraft (as hereinafter defined); and

WHEREAS, the Assignee wishes to acquire certain rights and interests of the Assignor under the Management Agreement, on the terms and conditions hereinafter set forth, and the Assignor is willing to assign to the Assignee certain of the Assignor’s rights and interests in and under the Management Agreement with respect to the Aircraft, and the Assignee is willing to accept such assignment, as hereinafter set forth.

NOW THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

Section 1.     Certain Defined Terms. As used in this Assignment, all defined terms shall have the meanings set forth on Exhibit A hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

Section 2.     Assignment. The Assignor hereby sells, assigns, transfers and sets over to the Assignee, its successors and permitted assigns, all of the Assignor’s rights and interests in and to the right to receive any and all Upside Sharing Fees (as defined hereinafter) pursuant to Sections 4(b) and (d) (the “Assigned Fees”) under the Management Agreement, as described in Exhibit A hereto, including in such assignment, (a) all claims for damages in respect of the Assigned Fees arising as a result of any default by the Company with respect to such Assigned Fees set forth in the Management Agreement, and (b) any and all rights of the Assignor to compel performance of the terms relating to such Assigned Fees set forth in the Management Agreement, reserving exclusively to Assignor, however, all of its other rights, claims and interests under the Management Agreement. The Assignee hereby accepts such assignment subject to the terms hereof.

Section 3.     Acceptance of Assignment, Etc. The Assignee hereby accepts the sale, assignment, transfer and setting over of the rights and interests of the Assignor set forth in Section 2 of this Assignment. Notwithstanding anything to the contrary contained in this Assignment, the sale, assignment, transfer and setting over of the rights and interests of the Assignor set forth in Section 2 of this Assignment to the Assignee does not in any way release the Assignor from any of its duties or obligations under the Management Agreement or this Assignment. The terms and conditions of the Management Agreement with respect to the Assigned Fees shall apply to, and shall be binding upon, the Assignee to the same extent as if the

Assignee had been the original party thereunder. In addition, the Assignee agrees that at any time and from time to time upon the written request of the Company, the Assignee shall promptly and duly execute all such other documents and take all such further action as the Company may reasonably request in order to obtain the full benefits of the Assignee’s agreements set forth in the immediately preceding sentence. The Assigned Fees shall be paid by the Company to the Assignee in accordance with the terms of the Management Agreement and shall be paid to such account as shall be notified by the Assignee to the Company. In the event the Assigned Fees are paid by the Company to the Assignor, such payments shall be held in trust by the Assignor for the benefit of the Assignee and the Assignor agrees to promptly remit those payments to the Assignee. The Assignor hereby agrees to indemnify the Assignee with respect to the payment of the Assigned Fees and costs and expenses incurred in connection with the Assignee’s enforcement of Assignee’s rights to receive such fees pursuant to the terms of this Assignment.

Section 4.     Representations and Warranties of the Assignor and the Company.

(a)     The Assignor represents and warrants as of the date hereof as follows:

     i.     The Management Agreement, a true and complete copy of which has been furnished to the Assignee, has been duly authorized, executed and delivered by the parties thereto, has not been amended, supplemented or otherwise modified, except as set forth herein, is in full force and effect and is binding upon and enforceable against the parties thereto in accordance with its terms.

     ii.     The execution, delivery and performance of this Assignment by the Assignor does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which the Assignor is a party or by which the Assignor is bound, (ii) its constituent document or (iii) any applicable law.

     iii.     The Assignor has not sold, assigned, pledged or otherwise disposed of all or any portion of the rights and interests of the Assignor hereby assigned or any of its other rights under the Management Agreement.

     iv.     The Assignor has received all necessary consents to this Assignment and transfers contemplated herein and that such consents, if any, are in full force and effect.

     v.     The Assignee is an affiliate of the Assignor.

(b)     Each of the Assignor and the Company represents and warrants as of the date hereof that there exists no material default by the Assignor or the Company, respectively, under the Management Agreement.

Section 5.     No Further Assignment by Assignor. The Assignor shall not sell, assign, pledge or otherwise dispose of all or any portion of the rights and interests of the Assignor hereby assigned or any of its rights under the Management Agreement.

Section 6.     Assignor Remains Liable. Notwithstanding anything to the contrary contained in this Assignment:

(a)     the Assignor shall at all times remain liable to the Company under the Management Agreement to the extent set forth therein to perform all of the Assignor’s duties and obligations thereunder to the same extent as if this Assignment had not been executed; and

(b)     the exercise by the Assignee of any of the rights and interests assigned hereunder shall not release the Assignor from any of the Assignor’s duties or obligations to the Company under the Management Agreement, except to the extent that such exercise by the Assignee shall constitute performance of such duties and obligations.

Section 7.     Amendment to Section 9(d) of the Management Agreement. Section 9(d) of the Management Agreement is hereby amended and restated to read in its entirety as follows:

“Notwithstanding anything herein, in no event shall the termination of this Agreement, or the termination of the Manager’s rights hereunder, affect the right of the Manager to receive amounts due under Clauses 4(b), 4(d)(iv) or 4(d)(vi) above or of FGK as shareholder in the Company to receive its pro rata share of all proceeds owed to the Company.”

Section 8.     Further Assurances. The Assignor and the Assignee each agrees that from time to time, at the expense of the other, it will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other may reasonably request, in order to enable it to obtain the full benefits of, and to exercise and enforce the rights and remedies under, this Assignment.

Section 9.     Amendment and Waiver. No amendment or waiver of any provision of this Assignment, nor consent to any departure therefrom by any party to this Assignment, shall be effective unless the same shall be in writing and signed by the Assignor, the Assignee and the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.     Headings, Etc. Section and paragraph headings in this Assignment are included herein for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Assignment.

Section 11.     Binding Effect and Amendments. This Assignment shall become effective when it shall have been executed by the Assignor, the Assignee and the Company, and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Assignor, the Assignee, the Company and their respective permitted successors and assigns.

Section 12.     Execution in Counterparts. This Assignment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 13.     Severability. Any provision of this Assignment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Assignor hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 14.     Governing Law and Consent to Jurisdiction. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement [MSN 24903] to be executed by their duly authorized representatives, as of the date first above written.

FIRST GREENWICH KAHALA, LTD., as Assignor

By: ______________________________________
Name: Title:

GREENWICH KAHALA AVIATION LTD., as Assignee

By: ______________________________________
Name: Title:

ACKNOWLEDGED AND CONSENTED TO:

FGK TRAFALGAR LTD.

By: ______________________________________
Name: Title:

EXHIBIT A
to Assignment Agreement [MSN 24903]

4.(b)     Company shall also pay to the Manager an Upside Sharing Fee in an amount equal to 20% at the First Hurdle Rate and 25% at the Second Hurdle Rate of the amount remaining for distribution under Section 4(d) (iv) and (vi) below. The Upside Sharing Fee is due and payable by Company to Manager within ten (10) days of Company’s receipt of the cash upon which such payment is based, and Company’s receipt of Manager’s computation of the Net Residual Proceeds amount (and Company’s agreement with such computation).

4.(d)     The Company shall apply all cash proceeds it receives from the Aircraft, or other related distributions, as follows, in the following order of priority:

     (i)     first, to Manager to pay any Management Fees payable under Section 4(a) of the Management Agreement;

     (ii)     second, to expenses then due and payable under Section 4(c) of the Management Agreement;

     (iii)     third, to each of the Owners to pay the Hurdle Amounts, (which, for the avoidance of doubt, includes both yield and return of principal) determined using the First Hurdle Rate;

     (iv)     fourth, 20% of any balance to Manager to pay the Upside Sharing Fee;

     (v)     fifth, to each of the Owners to pay the Hurdle Amounts, determined using the Second Hurdle Rate;

     (vi)     sixth, 25% of any balance to Manager to pay the Upside Sharing Fee; and

     (vii)     seventh, the balance to be distributed to each of the Owners in proportion to each Owner’s Pro Rata Share.

     As used in this Exhibit A, the following terms shall have the following meanings:

“Aircraft” means one 737-400 aircraft with serial number 24903 and registration number UR-VVN.

“Company” means FGK Trafalgar Ltd., a Cayman company, and its successors and assigns.

“Hurdle Amount” means, with respect to each Owner’s Pro Rata Share, at a given point in time, an amount sufficient to repay such Owner’s Pro Rata Share in full together with an internal rate of return on capital equal to the First Hurdle Rate or Second Hurdle Rate computed on a 360 day year of 30 day months, compounded monthly.

“Hurdle Rate” means an annualized rate of return on an Owner’s Pro Rata share of (a) ten percent (10%) per annum (the “First Hurdle Rate”), and (b) twenty percent (20%) per annum (the “Second Hurdle Rate”).

“Management Agreement” means the Aircraft Management Agreement Aerosvit 737-400 MSN 24903 dated as of January 29, 2007 by and between the Company and the Assignor, as manager, including any amendments, modifications, letter agreements and supplements thereto.

“Manager” means the Assignor.

“Net Residual Proceeds” means the amount, if any, available for distribution under Sections 4(d)(iii) and (v) above.

“Owners” means, collectively Trafalgar Discovery Fund and the Assignor as owners of the Company.

“Owner’s Pro Rata Share” in the case of the Assignor shall be 1.50% and in the case of Trafalgar Discovery Fund shall be 98.50%.

“Upside Sharing Fee” means the fee payable to Manager as described in Section 4(b) above.